FOR IMMEDIATE RELEASE

RCAP Announces its Chief Executive Officer William M. Kahane is an
EY Entrepreneur Of The Year™ 2014 Award Finalist

NEW YORK, May 22, 2014– RCS Capital Corporation (“RCAP”) (NYSE: RCAP) today announced that its Chief Executive Officer, William M. Kahane, is a finalist for the EY Entrepreneur Of The Year™ 2014 Award in the New York region. The awards program recognizes entrepreneurs who demonstrate excellence and extraordinary success in such areas as innovation, financial performance and personal commitment to their businesses and communities. Mr. Kahane was selected as a finalist by a panel of independent judges. Award winners will be announced at a special gala event on Tuesday, June 17th at the Marriott Marquis.

Kahane reflected, “I would like to thank the EY Entrepreneur Of The Year 2014 Award committee and its panel of independent judges for such an incredible honor. I would also like to congratulate my fellow finalists and the organizations they represent for the profound advancements they are contributing to the world. Special thanks go to my founding partner Nick Schorsch, EY Entrepreneur Of The Year Award winner (2003) and EY Entrepreneur Of The Year Lifetime Achievement Award winner (2011). Finally, I would like to thank my partners, senior executives, and the thousands of employees and financial services professionals across America associated with RCS Capital without whom none of the firm’s success would be possible. As we strive to continue to make the non-listed alternative investment marketplace better for and more accessible to those seeking to build a durable income-producing financial portfolio, I consider this recognition another testament to the success of our investor first philosophy.”

Now in its 28th year, the program has expanded to recognize business leaders in more than 145 cities in more than 60 countries throughout the world.

Regional award winners are eligible for consideration for the EY Entrepreneur Of The Year National program. Award winners in several national categories, as well as the EY Entrepreneur Of The Year National Overall Award winner, will be announced at the annual awards gala in Palm Springs, California, on November 15, 2014. The awards are the culminating event of the EY Strategic Growth Forum®, the nation’s most prestigious gathering of high-growth, market-leading companies.

Sponsors

Founded and produced by EY, the EY Entrepreneur Of The Year Awards are sponsored in the United States by the Ewing Marion Kauffman Foundation and SAP America.

In New York sponsors include Marsh Inc., Merrill Corporation, Empire Valuation Consultants, HSBC, Scherzer International, SolomonEdwardsGroup, DLA Piper, Marks Paneth, Murray Devine, Orrick, Herrington & Sutcliffe and SmartCEO.

About RCAP

RCS Capital Corporation (NYSE: RCAP) is an investment firm expressly focused on the retail investor. RCAP is engaged in the wholesale distribution, investment banking and capital markets businesses, a retail advice business and a research business focused on alternative investments. Upon closing of pending acquisitions of additional independent broker-dealers and an investment manager, RCAP will also operate a family of independent broker-dealers and an investment manager. RCAP’s business is designed to capitalize, support, grow and manage direct investment and alternative investment programs, and to serve independent financial advisors and their clients. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

About EY Entrepreneur Of The Year™

EY Entrepreneur Of The Year™ is the world’s most prestigious business award for entrepreneurs. The unique award makes a difference through the way it encourages entrepreneurial activity among those with potential and recognizes the contribution of people who inspire others with their vision, leadership and achievement. As the first and only truly global award of its kind, EY Entrepreneur Of The Year celebrates those who are building and leading successful, growing and dynamic businesses, recognizing them through regional, national and global awards programs in more than 145 cities in more than 60 countries.

About EY’s Strategic Growth Markets practice

EY’s Strategic Growth Markets (SGM) practices guide leading high-growth companies. Our multidisciplinary teams of elite professionals provide perspective and advice to help our clients accelerate market leadership. SGM delivers assurance, tax, transactions and advisory services to thousands of companies spanning all industries. EY is the undisputed leader in taking companies public, advising key government agencies on the issues impacting high-growth companies and convening the experts who shape the business climate. For more information, please visit us at www.ey.com/us/strategicgrowthmarkets, or follow news on Twitter @EY_Growth.

About EY

EY is a global leader in assurance, tax, transaction and advisory services. The insights and quality services we deliver help build trust and confidence in the capital markets and in economies the world over. We develop outstanding leaders who team to deliver on our promises to all of our stakeholders. In so doing, we play a critical role in building a better working world for our people, for our clients and for our communities.

EY refers to the global organization, and may refer to one or more, of the member firms of Ernst & Young Global Limited, each of which is a separate legal entity. Ernst & Young Global Limited, a UK company limited by guarantee, does not provide services to clients. For more information about our organization, please visit www.ey.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Media Inquiries: Investor Inquiries:

Anthony J. DeFazio	Andrew G. Backman	Brian D. Jones
SVP of Public Relations	Managing Director Investor Relations and Public Relations	Chief Financial Officer
DDCworks	RCS Capital Corporation	RCS Capital Corporation
tdefazio@ddcworks.com	ABackman@rcscapital.com	BJones@rcscapital.com
Ph: 484-342-3600	Ph: 917-475-2135	Ph: 866-904-2988